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                                                                    Exhibit 10.8

                    AMENDMENT NO. 2 TO TERMINATION AGREEMENT

     THIS AMENDMENT NO. 2 TO TERMINATION AGREEMENT (this "SECOND AMENDMENT") is made and effective on this 31st day of August 2004 by and between Valera Pharmaceuticals, Inc., a Delaware corporation ("VALERA"), and The Population Council, Inc., a not-for-profit New York corporation ("THE COUNCIL").

                                   BACKGROUND

     GP Strategies Corporation, the successor to National Patent Development Corporation (collectively "GP STRATEGIES"), and The Council are parties to an agreement entitled "Termination of Agreement dated September 12, 1990" that was signed on October 1, 1997 by GP Strategies and September 26, 1997 by The Council and was subsequently amended by an Amendment dated as of November 29, 2001 (collectively, the "TERMINATION AGREEMENT"). GP Strategies assigned the Termination Agreement to Valera and Valera accepted all of the rights and responsibilities of GP Strategies thereunder. Valera and The Council desire to amend the Termination Agreement as set forth in this Second Amendment.

                                      TERMS

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Valera and The Council agree as follows:

1. AMENDMENT TO PARAGRAPH 5 OF THE TERMINATION AGREEMENT. Paragraph 5 of the Termination Agreement is deleted in its entirety and replaced with the following:

     5. Allocation of Royalties and Net Sales.

          (a) NPDC shall pay to The Council, within thirty (30) days following NPDC's receipt of Royalties (as defined in Paragraph 5(d)(vii)), an amount equal to the following percentages of Royalties:

               (i) one hundred percent (100%) of the first thirty five thousand dollars ($35,000) of Royalties, as a fee for the transfer of the IND sponsorship to NPDC from The Council;

               (ii) after payment in accordance with Paragraph 5(a)(i), thirty percent (30%) of Royalties from grants of licenses to the LHRH Implant to Licensees to the extent involving the use or sale of a LHRH Implant in the NPDC Territory (as defined in Paragraph 5(d)(vi)); and

               (iii) after payment in accordance with Paragraph 5(a)(i), five percent (5%) of Royalties from grants of licenses to the Non-LHRH Implant to Licensees to the extent involving the use or sale of a Non-LHRH Implant in the NPDC Territory.

          (b) NPDC shall also pay to The Council, on or before the 30th day following the end of each calendar quarter, the following amounts:
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               (i) three percent (3%) of NPDC Net Sales received during the just completed calendar quarter from Commercial Sales (as defined in Paragraph 5(d)(i)) of LHRH Implants; and

               (ii) one-half of one percent (0.5%) of NPDC Net Sales received during the just completed calendar quarter from Commercial Sales of Non-LHRH Implants.

          (c) NPDC shall also cause each Non-NPDC Territory Licensee (as defined in Paragraph 5(d)(iv)) to pay The Council, on or before sixty (60) days following the end of each calendar quarter, the following amounts:

               (i) four percent (4%) of Non-NPDC Net Sales (as defined in Paragraph 5(d)(ii)) received during the just completed calendar quarter from Commercial Sales of LHRH Implants by such Non-NPDC Territory Licensee; and

               (ii) two thirds of one percent (0.667%) of Non-NPDC Net Sales received during the just completed calendar quarter from Commercial Sales of Non-LHRH Implants by such Non-NPDC Territory Licensee.

               (iii) Notwithstanding anything herein to the contrary, NPDC shall be liable to The Council for payments due to the Council pursuant to Paragraph 5(c) and shall be discharged from the obligation to make any such payment at the time that such payment is received in full by The Council from the Non-NPDC Territory Licensee.

          (d) For purposes of this Paragraph 5, the following terms shall have the following meanings:

               (i) "Commercial Sale" means, as the context requires (1) a sale of an Implant by NPDC for commercial use (or resale which will ultimately result in commercial use) in the NPDC Territory or a sale to a Non-NPDC Territory Licensee for use or sale in the NPDC Territory but specifically excluding sales of Implants by NPDC that are used for research, development, investigation, clinical trials or as samples or that are sold to a Non-NPDC Territory licensee for use or sale in the Non-NPDC Territory or (2) a sale of an Implant by a Non-NPDC Territory Licensee to a third party for commercial use (or resale which will ultimately result in commercial use) in the Non-NPDC Territory but specifically excluding sales of Implants by a Non-NPDC Territory Licensee that are used for research, development, investigation, clinical trials or as samples.

               (ii) "Non-NPDC Net Sales" means gross revenues received by Non-NPDC Territory Licensees with respect to the Commercial Sales of Implants by Non-NPDC Territory Licensees described in clause (2) of Paragraph 5(d)(i) less the aggregate of (1) returns and/or credits for returns, (2) sales tax, value added tax, goods and services tax or any other tax that may be imposed on the sale of Implants, (3) promotional, cash, trade or volume discounts including those resulting from governmental or managed care contracts and (4) freight, transport and delivery (including insurance).

               (iii) "Non-NPDC Territory" means the nations and countries within the European Union, all nations and countries that accede to the European Union subsequent to the


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date hereof, Australia, Brunei, Cambodia, China, India, Indonesia, Laos,
Malaysia, New Zealand, Philippines, Singapore, South Korea, Taiwan, Thailand and Vietnam.

               (iv) "Non-NPDC Territory Licensee" means a Licensee who is authorized by NPDC to make Commercial Sales in the Non-NPDC Territory.

               (v) "NPDC Net Sales" means gross revenues received by NPDC with respect to the Commercial Sales of Implants by NPDC described in clause (1) of Paragraph 5(d)(i) less the aggregate of (1) returns and/or credits for returns,
(2) sales tax, value added tax, goods and services tax or any other tax that may be imposed on the sale of Implants, (3) promotional, cash, trade or volume discounts including those resulting from governmental or managed care contracts and (4) freight, transport and delivery (including insurance).

               (vi) "NPDC Territory" means all nations and countries of the world other than the nations or countries comprising the Non-NPDC Territory.

               (vii) "Royalties" means revenues (or the fair market value of non-monetary consideration) received by NPDC from Licensees, whether or not in the form of royalties, prepaid royalties, advances on royalties, licensing fees, technology transfer payments or other similar payments, in respect of licenses for the Implants. Notwithstanding the foregoing, Royalties shall not include moneys received by NPDC from Licensees and applied to usual and customary Implant product development costs, including, without limitation, feasibility studies, pre-clinical studies, animal studies, clinical trials, production scale-up, and regulatory compliance, research fees, the manufacturing cost of Implants or moneys that are included in the calculation of NPDC Net Sales.

          (e) NPDC shall maintain and shall cause Non-NPDC Territory Licensees to maintain, in accordance with generally accepted accounting principles consistently applied, accurate records of all sales or other disposition of any Implants upon which amounts shall be payable pursuant to this Paragraph 5. Within one hundred and twenty (120) days after the conclusion of each calendar year (1) NPDC shall furnish to The Council a certification by its internal accountants showing the quantity, sales prices, product development costs and amounts due with respect to sales of any Implants for the preceding year and (2) NPDC shall cause each Non-NPDC Territory Licensee to furnish to The Council a certification by its internal accountants showing the quantity, sales prices, product development costs and amounts due with respect to sales of any Implants for the preceding year. Should The Council wish to audit such records, it may engage, at its own expense, independent public accountants reasonably acceptable to NPDC or the Non-NPDC Territory Licensee, as the case may be, to conduct such an audit during normal business hours and on reasonable notice to NPDC or the Non-NPDC Territory Licensee, as the case may be. The Council's right to audit and bring any action with respect to a particular payment period shall be limited to the two (2) year period following the issuance of the certification. The Council agrees to keep confidential all information relating to the business affairs of NPDC and the Non-NPDC Territory Licensees and to impose on its accountants a similar obligation.


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          (f) Notwithstanding the foregoing, in no event shall amounts paid to
The Council hereunder exceed the aggregate amount of forty million thirty five thousand dollars ($40,035,000).

2. PATIENT ASSISTANCE PROGRAM. The following provision is added to the Termination Agreement as Paragraph 10:

     10. Patient Assistance Program. NPDC shall establish within one year (1) after the first commercial sale of the LHRH Implant in the United States for the treatment of prostate cancer, and maintain for a period ending on the earlier of
(a) ten (10) years after establishment or (b) the cessation of marketing of the LHRH Implant in the United States for the treatment of prostate cancer (the "Patient Assistance Program Period"), a patient assistance program substantially similar to the program described in Exhibit C hereto. During the Patient Assistance Program Period, within one hundred and twenty (120) days after the conclusion of each calendar year, NPDC shall furnish to The Council a report showing the total number of LHRH Implants that were sold in the United States in the preceding year and the total number of LHRH Implants that were distributed to patients through the Patient Assistant Program in such preceding year.

3. NO CHANGES. Except as expressly modified or amended by this Second Amendment, the terms and provisions of the Termination Agreement shall remain in full force and effect in accordance with the terms thereof; provided, however, from and after the date of this Second Amendment any reference to the Termination Agreement shall be deemed and construed as meaning the Termination Agreement as modified by this Second Amendment.

                            (SIGNATURE PAGE FOLLOWS)


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     IN WITNESS WHEREOF, the parties have caused this Second Amendment to be executed by their duly authorized representative.

VALERA PHARMACEUTICALS, INC.            THE POPULATION COUNCIL, INC.


By: /s/ David Tierney                   By: /s/ Sandra P. Arnold
    --------------------------------        ------------------------------------
Name: David Tierney                     Name: Sandra P. Arnold

Title: Chief Executive Officer          Title: Vice President
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                                    EXHIBIT C

                  VANTAS PATIENT ASSISTANCE PROGRAM INFORMATION

The Vantas Patient Assistance Program (the "PAP") is intended to assist patients with prostate cancer who are prescribed the LHRH Implant but who do not have health benefits through private insurance or a government-funded program (such as Medicare or Medicaid) that cover the purchase price for the LHRH Implant and do not have sufficient income to afford the LHRH Implant. Because the LHRH Implant is expected to be covered by Medicare, it is expected that the PAP will be directed to patients younger than 65 years old who are not blind or disabled. The assistance will involve identifying programs that would cover the purchase price of the LHRH Implant for the patient and if no such program can be identified, making the LHRH Implant available to the patient at no cost.

The PAP will be administered by Valera or a third party administrator with experience with these types of programs such as PAREXEL (the "Administrator"). Valera sales professionals will provide the toll free phone number for the PAP to physicians and their staff on "leave behind" promotional materials. Sales representatives will also be trained to make physicians aware of the PAP.

The eligibility requirements for the PAP are as follows:

     1. The patient must have been prescribed the LHRH Implant for treatment of prostate cancer;

     2. The patient must be a citizen of or lawfully resident in the United States;

     3. The patient must either have no health benefits from any private or government program or have been informed that such health benefits do not cover the purchase price of the LHRH Implant;

     4. The patient must have an annual income equal to or less than 200% of the then- current Federal Poverty Level; and

     5. Such other reasonable eligibility requirements that Valera determines are necessary to limit the PAP to indigent patients in light of then-current conditions, laws, rules and regulations.

The Administrator will work with any patient referred to the PAP to determine their eligibility, and the patient will be required to supply documentation necessary to establish their eligibility for the PAP. For patients that have health benefits but have been informed that such health benefits do not cover the purchase price of the LHRH Implant, the Administrator will attempt to verify coverage from the patient's current plan. The Administrator will also refer patients to Medicaid, if the patient has no insurance and meets the Medicaid income guidelines. If, ultimately, no health benefits can be identified to pay for the LHRH Implant and the patient is otherwise eligible for the PAP, the Administrator will provide the LHRH Implant at no cost to the patient's physician for him or her to administer.
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The above process for any given patient is expected to take at least 72 hours but may take several weeks in certain instances. The PAP donation is contingent on the patient providing all necessary documentation to establish eligibility. The PAP does not cover any professional fees (such as fees for implantation or explantation of the LHRH Implant) or supplies not included with the then-current LHRH Implant kit.